Exhibit 10.19

November        , 2006

International BioResources, L.L.C.

1100 Camellia Boulevard

Suite 201

Lafayette, Louisiana  70508

Re:                               Profit-Sharing Agreement

Dear Sir or Madam:

In connection with that certain Asset Purchase Agreement (the “Purchase Agreement”), made and entered on October 31, 2006, by and among IBR-BYR L.L.C., a Louisiana limited liability company, International BioResources, L.L.C., a Louisiana limited liability company (the “Parent”), IBR Plasma Centers, L.L.C., a Louisiana limited liability company, Talecris Biotherapeutics Holdings Corp., a Delaware corporation, and Talecris Plasma Resources, Inc., a Delaware corporation (the “Buyer”),  the parties hereto have agreed to enter  into this agreement (the “Profit-Sharing Agreement”) regarding profit-sharing:

(A)          under that certain Anthrax-Immune Source Plasma and Supply Agreement, dated September 22, 2006, by and between Emergent Product Development Gaithersburg Inc. (“Emergent”) and the Parent (including any extension or amendment thereto or contract or other agreement that is substituted for such agreement, and any other agreement entered into between (i) Emergent or an Affiliate thereof and (ii) the Buyer or an Affiliate thereof, regarding the supply of anthrax hyperimmune source plasma collected at any Acquired Center, Additional Center or Future Acquired Center (as defined below) during the term of this Profit-Sharing Agreement, the “Emergent Agreement”);

(B)           under that certain Source Plasma Purchase Agreement, dated August 31, 2004 by and between Cangene Corporation (“Cangene”) and the Parent, as amended through and including that certain Amendment 4 to August 31, 2004 Source Plasma Purchase Agreement, dated June 8, 2006 by and between Cangene and Parent (including any extension or amendment thereto or contract or other agreement that is substituted for such anthrax hyperimmune source plasma supply agreement, and any other agreement entered into between (i) Cangene or an Affiliate thereof and (ii) the Buyer or an Affiliate thereof, regarding the supply of anthrax hyperimmune source plasma collected at any Acquired Center, Additional Center or Future Acquired Center (as defined below) during the term of this Profit-Sharing Agreement, the “Cangene Agreement”);

(C)           for the sale by Parent or an Affiliate thereof of any anthrax hyperimmune source plasma to (i) Cangene or an Affiliate thereof, or (ii) Emergent or an Affiliate thereof, collected at any future plasmapheresis center(s) built and opened or acquired by Parent or an Affiliate thereof after the Closing Date, provided, however, that the parties hereto shall not share any Profits from the sale of anthrax hyperimmune source plasma collected at such opened or acquired center(s) to the extent that such plasma is collected pursuant to a pre-existing supply agreement that the Parent or an Affiliate thereof assumed in connection with a post-Closing plasmapheresis center acquisition (the “Parent Future Sales”); and

(D)          for the sale by Parent or an Affiliate thereof of any anthrax hyperimmune source plasma collected at any Excluded Business and sold to (i) Cangene or an Affiliate thereof, or (ii) Emergent or an Affiliate thereof (the “Excluded Business Sales”).

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

Pursuant to the Purchase Agreement and this Profit-Sharing Agreement:

(1)                  the Parent and the Buyer shall each be entitled to 50% of the Profits earned by the Buyer under each of the Emergent Agreement and the Cangene Agreement with respect to the delivery of anthrax hyperimmune source plasma thereunder from the Closing Date to the fifth anniversary of the Closing Date;

(2)                  the Buyer shall be entitled to 75% of the Profits, and the Parent shall be entitled to 25% of the Profits, earned by the Buyer under each of the Emergent Agreement and the Cangene Agreement with respect to the delivery of anthrax hyperimmune source plasma thereunder from and after the fifth anniversary of the Closing Date and through and including the tenth anniversary of the Closing Date;

(3)                  the Parent and the Buyer shall each be entitled to 50% of the Profits earned by the Parent or an Affiliate thereof for any Parent Future Sales and Excluded Business Sales from the Closing Date to the fifth anniversary of the Closing Date; and

(4)                  the Buyer shall be entitled to 25% of the Profits, and the Parent shall be entitled to 75% of the Profits, earned by the Parent or an Affiliate thereof for any Parent Future Sales and Excluded Business Sales from and after the fifth anniversary of the Closing Date and through and including the tenth anniversary of the Closing Date.

For purposes of this Profit-Sharing Agreement, (i) “Profits” means the total earnings from the Buyer’s or the Parent’s sale of anthrax hyperimmune source plasma under paragraphs (A) through (D) above, as applicable, after deducting center overhead expenses and direct costs (which direct costs shall include, but not be limited to, center costs and any other costs directly attributable to the production of such plasma products, but which shall specifically exclude an amount equal to any deductions for corporate overhead expense), before interest, taxes, depreciation and amortization, and (ii) “Future Acquired Center” means a future plasmapheresis center built and opened or acquired by the Buyer or an Affiliate thereof after the Closing Date, provided, however, that the parties hereto shall not share any Profits from the sale of anthrax hyperimmune source plasma collected at such opened or acquired center(s) to the extent that such plasma is collected pursuant to a pre-existing supply agreement that the Buyer or an

Affiliate thereof assumed in connection with a post-Closing plasmapheresis center acquisition.

The Buyer shall pay to the Parent its share of the Profits under the Emergent Agreement and the Cangene Agreement on or before the thirtieth (30th) day after the Buyer’s receipt of any payment therefor. The Buyer shall furnish to the Parent with each such payment a calculation, in reasonable detail, of such Profits. With respect to Profits paid by the Buyer to the Parent during any fiscal year of the Buyer, on or before the thirtieth (30th) day after delivery by the Buyer to the Parent of its audited financial statements, the Parent or the Buyer, as applicable, shall make payment to the other in order to correct any overpayment/underpayment arising out of the interim payments made pursuant to the first sentence of this paragraph during such fiscal year.

The Parent shall pay to the Buyer its share of the Profits for the Parent Future Sales and Excluded Business Sales on or before the thirtieth (30th) day after the Parent’s receipt of any payment therefor. The Parent shall furnish to the Buyer with each such payment a calculation, in reasonable detail, of such Profits. With respect to Profits paid by the Parent to the Buyer during any fiscal year of the Parent, on or before the thirtieth (30th) day after delivery by the Parent to the Buyer of its audited financial statements, the Parent or the Buyer, as applicable, shall make payment to the other in order to correct any overpayment/underpayment arising out of the interim payments made pursuant to the first sentence of this paragraph during such fiscal year.

Either the Parent or the Buyer may offset any amounts such party owes to the other party pursuant to this Profit-Sharing Agreement by any amounts then owed to them by the other party pursuant to this Profit-Sharing Agreement, and shall furnish to the other party a calculation, in reasonable detail, of such offset. Any amounts described in the two preceding paragraphs not paid within the applicable thirty (30) day period, and that cannot be offset pursuant to the preceding sentence, shall be subject to interest (calculated on the basis of the actual days elapsed from the due date described above to the date of actual payment) at a rate of 1.5% per month or the maximum amount permitted by law, if less.

Furthermore, this Profit-Sharing Agreement shall (i) have a term of 10 years, commencing on the Closing Date, unless earlier amended or terminated, in whole or in part, by a writing executed by each of the parties hereto, and (ii) not apply to any profits the Buyer or an Affiliate thereof may earn with respect to the collection, supply or delivery of anthrax hyperimmune source plasma from any sources other than those specified in this Profit-Sharing Agreement.

Each Party hereto agrees to furnish to the other Party hereto, upon request, such documents and other information as such other Party may reasonably request for the purpose of carrying out the intent and purpose of this Profit-Sharing Agreement, including, without limitation, (a) the Buyer or an Affiliate thereof providing to the Parent copies of any Emergent Agreement or any Cangene Agreement; (b) the Parent or an Affiliate thereof providing to the Buyer copies of any agreement, including any extension, amendment or substitution thereof, that the Parent or an Affiliate thereof entered, or may enter, into between itself and Emergent or an Affiliate thereof or Cangene or an Affiliate thereof, regarding the supply of anthrax hyperimmune source plasma; and (c) the Buyer making available to the Parent or its representatives, or the Parent making available to the Buyer or its representatives, upon reasonable prior notice, its books, records and financial data used in the calculation of Profits hereunder.

Should either the Buyer or the Parent have any dispute with regard to any matter under this Profit-Sharing Agreement, the Buyer and the Parent shall make a reasonable good faith effort to resolve their differences.  If, however, the Buyer and the Parent have failed to reach an agreement with respect to any dispute within thirty (30) days of either party raising such dispute to the other, then the disputed matter shall be submitted to and reviewed by an arbitrator (the “Arbitrator”) selected by the American Arbitration Association (the “AAA”). Such arbitration shall be conducted by the AAA in New York, New York, under the AAA Commercial Arbitration Rules as in effect from time to time.  The Arbitrator shall consider only the disputed matter(s).  The Arbitrator shall act promptly to resolve all disputed matter(s) and its decision with respect to the disputed matter(s) shall be final and binding upon the Parent and the Buyer. Upon resolution by the Arbitrator of all disputed matter(s), the Arbitrator shall cause to be prepared and shall deliver to the Buyer and the Parent a written decision reflecting the Arbitrator’s resolution of all disputed matter(s). If the Arbitrator rules against the party that originally raised the disputed matter(s), such party shall be responsible for the fees and expenses of the arbitration, unless such Arbitrator decides otherwise.

This Profit-Sharing Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

[Remainder of page intentionally left blank]

If you are in agreement with the foregoing, please acknowledge your agreement by signing below.

Sincerely,

TALECRIS PLASMA RESOURCES, INC.

By:	/s/ RANDALL A. JONES
Name:	Randall A. Jones
Title:	Vice President

READ AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

INTERNATIONAL BIORESOURCES, L.L.C.

By:	/s/ RODNEY L. SAVOY
Name:	Rodney L. Savoy
Title:	CEO